SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

(Amendment No. 3)

Colonial Financial Services Inc.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

19566B101
(CUSIP Number)

LAWRENCE B. SEIDMAN
100 Misty Lane, 1st Floor
Parsippany, New Jersey 07054
(973) 952-0405

STEVEN WOLOSKY, ESQ.
OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

December 18, 2012
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box .

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS Seidman and Associates, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 65,506
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 65,506
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,506
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.6%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS Seidman Investment Partnership, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 50,544
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 50,544
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,544
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS Seidman Investment Partnership II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 64,955
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 64,955
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 64,955
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.7%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS LSBK06-08, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 24,305
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 24,305
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,305
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.6%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS Broad Park Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 28,804
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 28,804
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,804
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS CBPS, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 27,504
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 27,504
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,504
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS 2514 Multi-Strategy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 31,971
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 31,971
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 31,971
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.8%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS Veteri Place Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 138,804
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 138,804
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 138,804
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.5%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 19566B101

1	NAME OF REPORTING PERSONS Lawrence B. Seidman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 320,589
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 320,589
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 320,589
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.2%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 19566B101

The following constitutes the Schedule 13D filed by the undersigned (the “Schedule 13D”).

Item 5.	Interest in Securities of the Issuer.

The aggregate percentage of Shares reported owned by each Reporting Person is based upon 3,923,264 Shares outstanding, as of September 30, 2012, which is the total number of Shares outstanding as reported in the Issuer's Form 8-K filed with the Securities and Exchange Commission on November 21, 2012. The Reporting Persons own 8.2% of the Issuer's Shares outstanding.

A.	SAL

(a)	As of the close of business on December 18, 2012, SAL beneficially owned 65,506 Shares.

Percentage: Approximately 1.6%.

(b)	1. Sole power to vote or direct the vote: 65,506

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 65,506

4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by SAL during the past 60 days are set forth in Schedule B and are incorporated herein by reference.

B.	SIP

(a)	As of the close of business on December 18, 2012, SIP beneficially owned 50,544 Shares.

Percentage: Approximately 1.3%.

(b)	1. Sole power to vote or direct the vote: 50,544

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 50,544

4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by SIP during the past 60 days are set forth in Schedule B and are incorporated herein by reference.

C.	SIPII

(a)	As of the close of business on December 18, 2012, SIPII beneficially owned 64,955 Shares.

Percentage: Approximately 1.7%.

(b)	1. Sole power to vote or direct the vote: 64,955

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 64,955

4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the Shares by SIPII during the past 60 days are set forth in Schedule B and are incorporated herein by reference.

D.	LSBK

(a)	As of the close of business on December 18, 2012, LSBK beneficially owned 24,305 Shares.

Percentage: Approximately 0.6%.

(b)	1. Sole power to vote or direct the vote: 24,305

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 24,305

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by LSBK during the past 60 days.

E.	Broad Park

(a)	As of the close of business on December 18, 2012, Broad Park beneficially owned 28,804 Shares.

Percentage: Approximately 0.7%.

(b)	1. Sole power to vote or direct the vote: 28,804

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 28,804

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by Broad Park during the past 60 days.

F.	CBPS

(a)	As of the close of business on December 18, 2012, CBPS beneficially owned 27,504 Shares.

Percentage: Approximately 0.7%.

(b)	1. Sole power to vote or direct the vote: 27,504

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 27,504

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by CBPS during the past 60 days.

G.	2514 MSF

(a)	As of the close of business on December 18, 2012, 2514 MSF beneficially owned 31,971 Shares.

Percentage: Approximately 0.8%.

(b)	1. Sole power to vote or direct the vote: 31,971

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 31,971

4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in the in the Shares by 2514 MSF during the past 60 days are set forth in Schedule B and are incorporated herein by reference.

H.	Veteri

(a)
Veteri, (i) as the Corporate General Partner of each of SIP and SIPII, may be deemed the beneficial owner of the 50,544 Shares owned by SIP and the 64,955 Shares owned by SIPII, and (ii) as the Trading Advisor of LSBK may be deemed the beneficial owner of the 24,305 Shares owned by LSBK. Accordingly, Veteri may be deemed the beneficial owner of an aggregate of 138,804 Shares.

Percentage: Approximately 3.5%.

(b)	1. Sole power to vote or direct the vote: 138,804

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 138,804

4. Shared power to dispose or direct the disposition: 0

(c)
Veteri has not entered into any transactions in the Shares during the past 60 days. LSBK has not entered into any transactions in the Shares during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of SIP and SIPII are set forth on Schedule B and incorporated herein by reference.

I.	Seidman

(a)
Seidman, (i) as the manager of SAL, may be deemed the beneficial owner of the 65,506 Shares owned by SAL, (ii) as the sole officer of Veteri, the corporate general partner of each of SIP and SIPII, may be deemed the beneficial owner of the 50,544 Shares owned by SIP and the 64,955 Shares owned by SIPII, and (iii) as the sole officer of Veteri, the Trading Advisor of LSBK, may be deemed the beneficial owner of the 24,305 Shares owned by LSBK, (iv) as the investment manager for each of Broad Park, CBPS and 2514 MSF, may be deemed the beneficial owner of the 28,804 Shares owned by Broad Park, the 27,504 Shares owned by CBPS and the 31,971 Shares owned by 2514 MSF, (v) in addition, Seidman individually owns 27,000 shares.  Accordingly, Seidman may be deemed the beneficial owner of an aggregate of 320,589 Shares. In the foregoing capacities, Seidman has sole and exclusive investment discretion and voting authority with respect to all such Shares.

Percentage: Approximately 8.2%.

(b)	1. Sole power to vote or direct the vote: 320,589

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 320,589

4. Shared power to dispose or direct the disposition: 0

(c)
Seidman has not entered into any transactions in the Shares during the past 60 days. The transactions in the Shares during the past 60 days on behalf of SAL, SIP, SIPII,  and 2514 MSF are set forth on Schedule B and incorporated herein by reference.

Each of the Reporting Persons, as a member of a “group” with the other Reporting Persons for purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be deemed to beneficially own the Shares owned by the other Reporting Persons. The filing of this Schedule 13D shall not be deemed an admission that any of the Reporting Persons is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any Shares he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the Shares reported herein that he or it does not directly own.

(d)	No person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

(e)	Not applicable.

Signature Page to Colonial Financial Services, Inc. Schedule 13D Amendment No. 3

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 20, 2012	SEIDMAN AND ASSOCIATES, L.L.C.

	By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Manager

SEIDMAN INVESTMENT PARTNERSHIP, L.P.

By:	Veteri Place Corporation, its General Partner

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

SEIDMAN INVESTMENT PARTNERSHIP II, L.P.

By:	Veteri Place Corporation, its General Partner

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

LSBK06-08, L.L.C.
By: Veteri Place Corporation, its Trading Advisor

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

BROAD PARK INVESTORS, L.L.C.

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Investment Manager

CBPS, L.L.C.

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Investment Manager

2514 MULTI-STRATEGY FUND, L.P.

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Investment Manager

VETERI PLACE CORPORATION

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

/ss/ Lawrence B. Seidman
LAWRENCE B. SEIDMAN

CUSIP No. 19566B101

SCHEDULE B

Transactions in the Shares During the Past 60 Days

Entity	Date Purch	Cost per Share*	Cost*	Shares
SAL	12/18/2012	12.9340	64,670.00	5,000

SIP	12/18/2012	12.9340	64,670.00	5,000

SIPII	12/18/2012	12.9340	64,670.00	5,000

2514 MSF	12/18/2012	12.9340	129,320.00	10,000

* Includes brokerage commissions.